EXHIBIT 10.4

STRAIGHT NOTE

$200,000	South El Monte, California	July 1, 2002

                For value received, Lee Pharmaceuticals promises to pay Roberts Proprietaries Inc. or order, at South El Monte, California the sum of TWO HUNDRED THOUSAND DOLLARS, with interest from July 1, 2002, on unpaid principal at the rate of twenty (20) per cent per annum; principal is payable monthly, commencing on August 1, 2002, with monthly principal payments of $5,000.  Interest shall be calculated on the basis of the unpaid principal balance daily, based on a 365-day year, actual day month and payable monthly.  Principal and interest shall be payable in lawful money of the United States.  If action were instituted on this note, I promise to pay such sum as the Court may fix as attorney’s fees.  This note is secured by the trademark on the product brand Zip®.

                This promissory note replaces the $200,000 promissory note, dated June 27, 2001, which has been paid down to $145,000 as of June 25, 2002.  All other terms and conditions (including the Security Agreement, Amendment No. 1 to 1988 Security Agreement, Guarantee of Ronald G. Lee and Exhibits) of the December 1, 1998, original $500,000 promissory note, remain in force except as stated in the above paragraph of this new promissory note, dated July 1, 2002.

JUNE 25, 2002	RONALD G. LEE
Date	Lee Pharmaceuticals - Ronald G. Lee

JUNE 25, 2002	MICHAEL L. AGRESTI
Date	Lee Pharmaceuticals - Michael L. Agresti